SUB-ITEM 77I

         MFS Cash Reserve Fund, MFS New Discovery Fund, MFS Research International Fund, and MFS Strategic Growth Fund, each a series of MFS Series Trust I, established a new class of shares as described in the supplement, dated August 1, 2002, to the funds current prospectus, as filed with the Securities and Exchange Commission on July 31, 2002. Such description is hereby incorporated by reference.